Exhibit 10.2

Design Source, Inc.
100 Europa Drive
Suite 455
Chapel Hill, NC 27517

August 5, 2005

Leonard Homer
President
Essential Business Solutions
POB 12315
RTP, NC 27709

Dear Mr. Homer,

In consideration of the extended time it has taken to get the company through the regulatory process it has become necessary for us to postpone the start up of operations. I am writing today to propose that we extend the current contract in its entirety dated February 2005, for one additional year to end on June 30, 2006. If this meets with your approval please sign and date this letter and return it to me at the address above. This letter will become an addendum to our earlier agreement.

Thank you for your continued support of our efforts.

Sincerely,

Peter Reichard
President

Approved by: /s/ Leonard C. Homer           Date:8-12-05